PRESS RELEASE

WELLPOINT REPORTS RESULTS FOR SECOND QUARTER 2005

Company Also Raises Full Year Earnings Guidance

•	Medical enrollment exceeded 28.8 million members, growing by 1.6 million members over comparable prior year, with increases in all customer segments

•	Operating revenue surpassed $11.1 billion, an 8 percent comparable increase

•	Net income was $0.90 per share on a split adjusted basis, including expenses of $0.10 per share related to the agreement resolving two national multi-district lawsuits

•	Earnings guidance for 2005 raised to $3.91 per share

Indianapolis, IN – July 27, 2005 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2005 net income was $559.4 million, or $0.90 per share, including expenses of $0.10 per share related to the previously announced agreement that resolved two national multi-district lawsuits with physicians. Earnings exceeded previous expectations on a split adjusted basis by $0.04 per share due to effective cost management and higher net investment income. Net income for the second quarter of 2004 was $237.9 million, or $0.83 per share.

“We are delivering on all of our initiatives designed to ultimately provide our customers with more solutions to meet their health care needs,” said Larry C. Glasscock, president and chief executive officer of WellPoint, Inc. “Our efforts are reflected in the membership growth we continue to see and the gains we have realized in all of our business segments. We expect to realize growth across our operations as we continue to enhance our capabilities, expand our product offerings and excel in meeting our customers’ needs and expectations.”

COMPARABLE BASIS INFORMATION

On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc. and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, second quarter and year-to-date 2005 financial results include operations of both legacy companies for the entire periods. Second quarter and year-to-date 2004 financial results, however, only include operations of the former Anthem, Inc.

Unless otherwise indicated, the analysis in this press release compares reported financial results, as reclassified to conform to current presentation, and does not adjust results for the effects of the acquisition.

In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations for the former WellPoint Health Networks Inc. in the comparable, historical results. The comparable, historical information is not calculated in accordance with generally accepted accounting principles (GAAP) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable, historical information are either described within the text of the press release, or in the tables at the end of the press release where such comparable, historical information is reconciled to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc. Comparable, historical information and reconciliations for the quarterly and year-to-date periods ended March 31, 2004, and September 30, 2004, are available at www.wellpoint.com under “Investor Info.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment exceeded 28.8 million members at June 30, 2005, an increase of 16.2 million members since June 30, 2004.

On a comparable basis, medical enrollment grew by 1.6 million members, or 6 percent, compared with 27.3 million members at June 30, 2004. Membership gains were realized across all customer types, led by the National Accounts and Large Group businesses, which added approximately 700,000 and 500,000 members, respectively. Strong growth of over 250,000 members was also achieved in the Individual and Small Group (ISG) operations. Self-funded membership increased by 1.2 million members, while fully insured enrollment grew by 358,000 members.

The Company added 322,000 members during the second quarter of 2005, including 177,000 members acquired through the Lumenos transaction. For the first half of 2005, medical enrollment increased by over 1.1 million members.

Operating Revenue: Operating revenue surpassed $11.1 billion, an increase of 146 percent from $4.5 billion in the same period of 2004.

Operating revenue increased by $837.1 million on a comparable basis, representing growth of 8 percent, compared with $10.3 billion in the second quarter of 2004. The increase was driven primarily by strong membership gains and disciplined pricing in the ISG and Large Group businesses.

Benefit Expense Ratio: The benefit expense ratio was 81.1 percent, a decrease of 70 basis points, compared with 81.8 percent in the second quarter of 2004.

On a comparable basis, the benefit expense ratio was equal to the second quarter 2004 ratio, reflecting disciplined pricing to cover medical cost trends.

Premium and Cost Trends: Trends include Large Group and ISG fully insured businesses and are calculated on a comparable basis, including the former Anthem, Inc. and the former WellPoint Health Networks Inc. for all applicable periods.

The Company continues to believe that full year 2005 medical cost trend will be less than 9 percent and that commercial premium yield will at least equal total cost trend, where total cost trend includes medical costs and selling, general and administrative (SG&A) expense. Outpatient and inpatient costs are expected to be the primary drivers of the overall medical cost trend.

SG&A Expense Ratio: The SG&A expense ratio decreased by 90 basis points, to 16.5 percent, compared with 17.4 percent in the second quarter of 2004. The current quarter ratio included an unfavorable impact of approximately 70 basis points as a result of the multi-district agreement.

On a comparable basis, the second quarter 2004 SG&A expense ratio was 16.5 percent. The Company continued to control administrative costs across its growing membership base, holding the SG&A ratio constant year-over-year, despite the 70 basis point impact of the multi-district agreement. During the second quarter, the Company achieved its targeted merger synergies of at least $35.0 million, net of the costs incurred to achieve those synergies.

Operating Cash Flow: Operating cash flow reached $654.1 million, or 1.2 times net income.

Days in Claims Payable: Days in claims payable decreased by 0.7 days to 46.7 days as of June 30, 2005, compared with 47.4 days as of March 31, 2005. The decrease resulted primarily from operational efficiencies, including increased automation that allowed the Company to further reduce the length of time between the date of service and claim payment. Payments of risk pool settlements to HMO physicians, related to 2004 performance incentives, also contributed to the decline.

Share Repurchase Program: During the second quarter, 3.7 million shares were repurchased for $244.9 million. The Company invested $333.4 million during the first six months of 2005 to repurchase a total of 5.1 million shares. As of June 30, 2005, approximately $367.1 million remained available for share repurchase under the existing authorization.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc. Reportable Segment Highlights (Unaudited)

($ In Millions)	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	Change	2005	2004	Change
Operating Revenue
Health Care	$10,663.8	$4,386.9	143%	$21,140.2	$8,713.5	143%
Specialty	695.9	275.9	152%	1,391.3	530.0	163%
Other:
External Customers	86.6	49.7	74%	189.2	101.4	87%
Intercompany Eliminations	(309.7)	(176.8)	75%	(621.9)	(341.6)	82%

Total Other	(223.1)	(127.1)	76%	(432.7)	(240.2)	80%

Total Operating Revenue	11,136.6	4,535.7	146%	22,098.8	9,003.3	145%

Operating Gain (Loss)
Health Care	$785.6	$332.1	137%	$1,646.2	$654.7	151%
Specialty	92.1	18.3	403%	183.8	35.4	419%
Other	(24.9)	(16.6)	50%	(73.6)	(28.1)	162%

Health Care: Operating gain for the Health Care segment was $785.6 million, an increase of 137 percent, compared with $332.1 million in the prior year period. Current quarter operating gain included expenses of $103.0 million due to the multi-district agreement.

On a comparable basis, operating gain increased by $51.3 million, or 7 percent, compared with $734.3 million in the prior year period. The improvement was driven primarily by strong membership growth and efficiencies realized in the management of our administrative cost structure, partially offset by the unfavorable impact of the multi-district agreement. Performance was particularly strong in the ISG businesses, where significant progress was made during the quarter in expanding successful sales and marketing practices throughout the Company. These efforts included a new regional sales management structure that was implemented in Colorado and Nevada.

Specialty: Operating gain reached $92.1 million, an increase of 403 percent, compared with $18.3 million in the second quarter of 2004.

Operating gain increased by 9 percent on a comparable basis, from $84.3 million in the second quarter of 2004. The improved performance resulted primarily from the pharmacy benefit management (PBM) operation. Customers continue to be attracted to the Company’s state-of-the-art PBM that includes excellent drug discounts and market-leading tools to assist clients in predicting and managing medical trend through pharmaceutical intervention.

OUTLOOK

Full year 2005:

•	Net income is now expected to be approximately $3.91 per share. The updated estimate includes expenses of $0.10 per share related to the multi-district agreement, partially offset by tax benefits of $0.04 per share due to the favorable resolution of a tax matter in the first quarter 2005.

•	Operating revenue is expected to total approximately $44.6 billion.

•	The benefit expense ratio is expected to be approximately 80.9 percent.

•	The SG&A expense ratio is expected to be approximately 16.0 percent.

•	Medical enrollment is expected to grow by slightly more than 4 percent.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis and reflect the two-for-one stock split on May 31, 2005.

3.	On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, second quarter and year-to-date 2005 financial results include operations of both legacy companies for the entire periods. Second quarter and year-to-date 2004 financial results, however, only include operations of the former Anthem, Inc.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (EDT) to discuss its second quarter earnings results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 779651. The replay will be available from 1:45 p.m. EDT today until the end of the day on August 10, 2005. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations

Tami Durle, 317-488-6390

Media

James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

Medical Membership

				Change from
	June 30, 2005 (1)	June 30, 2004	December 31, 2004 (2)	June 30, 2004	December 31, 2004
Customer Type
Large Group	13,220	4,781	13,073	176.5%	1.1%
Individual and Small Group (ISG)	5,276	2,045	5,199	158.0%	1.5%

National Accounts	3,478	1,922	3,212	81.0%	8.3%
BlueCard	4,000	3,069	3,463	30.3%	15.5%

Total National	7,478	4,991	6,675	49.8%	12.0%

Senior	1,065	596	1,059	78.7%	0.6%
State Sponsored	1,804	219	1,722	723.7%	4.8%

Total	28,843	12,632	27,728	128.3%	4.0%

Funding Arrangement
Self-Funded	14,148	7,037	13,039	101.1%	8.5%
Fully Insured	14,695	5,595	14,689	162.6%	–

Total	28,843	12,632	27,728	128.3%	4.0%

Regional Membership
Central (3)	10,997	6,021	10,565	82.6%	4.1%
West	9,123	1,109	8,655	722.6%	5.4%
Southeast	6,124	2,823	5,962	116.9%	2.7%
Northeast	2,599	2,679	2,546	(3.0%)	2.1%

Total	28,843	12,632	27,728	128.3%	4.0%

Specialty Metrics
PBM Prescription Volume (4)	84,437	27,737	51,391	204.4%	64.3%
Behavioral Health Membership	12,528	3,502	11,753	257.7%	6.6%
Life and Disability Membership	5,797	2,160	5,306	168.4%	9.3%
Dental Membership	5,271	2,333	5,048	125.9%	4.4%
Vision Membership	789	697	773	13.2%	2.1%

(1)	Includes 177,000 self-funded members from the Lumenos acquisition that closed in the second quarter 2005.

(2)	Includes 75,000 fully insured members from Unity Health Plans. This membership was sold during the first quarter 2005 to a Wisconsin provider that exercised an option to reacquire the plan.

(3)	Includes our UniCare and HealthLink membership. Also includes Wisconsin which, at December 31, 2004, was presented as a separate region.

(4)	Represents quarterly PBM prescription volume. Results of the former WellPoint Health Networks Inc. are included for the entire quarter ended June 30, 2005, but are included only for the month of December in the quarter ended December 31, 2004. Results for the quarter ended June 30, 2004, only include information of the former Anthem, Inc.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended June 30
	2005	2004	Change
Revenues
Premiums	$10,332.9	$4,150.9	149%
Administrative fees	667.8	331.5	101%
Other revenue	135.9	53.3	155%

Total operating revenue	11,136.6	4,535.7	146%
Net investment income	159.8	70.7	126%
Net realized gains on investments	2.8	1.5	87%

Total revenue	11,299.2	4,607.9	145%

Expenses
Benefit expense	8,379.8	3,394.1	147%
Selling, general and administrative expense
Selling expense	367.6	112.1	228%
General and administrative expense	1,465.3	677.6	116%

Total selling, general and administrative expense	1,832.9	789.7	132%
Cost of drugs	71.1	18.1	293%
Interest expense	58.9	32.2	83%
Amortization of other intangible assets	59.9	11.2	435%

Total pre-tax expense	10,402.6	4,245.3	145%

Income before income taxes	896.6	362.6	147%

Income taxes	337.2	124.7	170%

Net income	$559.4	$237.9	135%

Net income per diluted share	$0.90	$0.83	8%

Diluted shares (in millions)	624.8	286.3	118%

Benefit expense as a percentage of premiums	81.1%	81.8%	(70)	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.5%	17.4%	(90)	bp
Income before income taxes as a percentage of total revenue	7.9%	7.9%	–	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Six Months Ended June 30		Change
	2005	2004
Revenues
Premiums	$20,491.7	$8,239.6	149%
Administrative fees	1,332.0	658.3	102%
Other revenue	275.1	105.4	161%

Total operating revenue	22,098.8	9,003.3	145%
Net investment income	298.5	143.9	107%
Net realized gains on investments	1.8	34.5	(95%)

Total revenue	22,399.1	9,181.7	144%

Expenses
Benefit expense	16,635.7	6,748.7	147%
Selling, general and administrative expense
Selling expense	727.1	223.1	226%
General and administrative expense	2,834.9	1,331.6	113%

Total selling, general and administrative expense	3,562.0	1,554.7	129%
Cost of drugs	144.7	37.9	282%
Interest expense	112.1	64.5	74%
Amortization of other intangible assets	119.1	22.4	432%

Total pre-tax expense	20,573.6	8,428.2	144%

Income before income taxes	1,825.5	753.5	142%

Income taxes	654.4	220.0	197%

Net income	$1,171.1	$533.5	120%

Net income per diluted share	$1.88	$1.87	1%

Diluted shares (in millions)	623.2	285.6	118%

Benefit expense as a percentage of premiums	81.2%	81.9%	(70)	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.1%	17.3%	(120)	bp
Income before income taxes as a percentage of total revenue	8.1%	8.2%	(10)	bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value
Fixed maturity securities	$13,322.2	$12,413.7
Equity securities	1,341.8	1,173.2
Cash and cash equivalents	1,953.3	1,457.2
Premiums and self-funded receivables	1,702.0	1,574.6
Other receivables	1,298.3	876.4
Securities lending collateral	735.8	658.5
Deferred tax assets, net	302.7	434.0
Other current assets	800.7	769.9

Total current assets	21,456.8	19,357.5

Long-term investments	711.1	748.1
Property and equipment	999.6	1,045.2
Goodwill	10,044.6	10,017.9
Other intangible assets	8,122.2	8,211.6
Other noncurrent assets	357.0	358.1

Total assets	$41,691.3	$39,738.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,302.9	$4,202.0
Reserves for future policy benefits	137.2	145.0
Other policyholder liabilities	1,219.9	1,209.5

Total policy liabilities	5,660.0	5,556.5
Unearned income	1,052.8	1,046.6
Accounts payable and accrued expenses	1,946.0	2,222.1
Income taxes payable	568.4	418.8
Security trades pending payable	1,008.3	84.4
Securities lending payable	735.8	658.5
Current portion of long-term debt	612.7	150.3
Other current liabilities	1,198.0	1,433.4

Total current liabilities	12,782.0	11,570.6

Long-term debt	4,009.8	4,276.7
Reserves for future policy benefits, noncurrent	734.0	727.2
Deferred income taxes	2,571.3	2,596.4
Other noncurrent liabilities	1,042.5	1,108.5

Total liabilities	21,139.6	20,279.4

Shareholders’ equity
Common stock	6.1	3.0
Additional paid in capital	17,654.0	17,433.6
Retained earnings	2,880.9	1,960.1
Unearned restricted stock compensation	(119.1)	(83.5)
Accumulated other comprehensive income	129.8	145.8

Total shareholders’ equity	20,551.7	19,459.0

Total liabilities and shareholders’ equity	$41,691.3	$39,738.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
($ In Millions)	2005	2004

Operating activities
Net income	$1,171.1	$533.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(1.8)	(34.5)
Depreciation and amortization, net of accretion	320.5	121.5
Deferred income taxes	(45.0)	(16.6)
Loss on sale of assets	0.2	–
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(93.4)	(40.7)
Other assets	(48.8)	(23.8)
Policy liabilities	110.3	5.5
Unearned income	6.0	(26.4)
Accounts payable and accrued expenses	(91.1)	(100.3)
Other liabilities	(253.0)	(76.0)
Income taxes	289.6	(62.1)

Net cash provided by operating activities	1,364.6	280.1

Investing activities
Purchases of investments	(10,316.8)	(3,075.7)
Sales or maturities of investments	9,687.9	3,431.2
Purchases of subsidiaries, net of cash acquired	(312.6)	–
Proceeds from sale of property and equipment	6.7	0.2
Purchases of property and equipment	(85.6)	(52.6)

Net cash (used in) provided by investing activities	(1,020.4)	303.1

Financing activities
Net proceeds from commercial paper borrowings	202.4	–
Repurchase and retirement of common stock	(333.4)	–
Proceeds from sale of put options	1.1	–
Proceeds from exercise of stock options and employee stock purchase plan	281.8	42.7

Net cash provided by financing activities	151.9	42.7

Change in cash and cash equivalents	496.1	625.9
Cash and cash equivalents at beginning of period	1,457.2	464.5

Cash and cash equivalents at end of period	$1,953.3	$1,090.4

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30			Year Ended December 31
($ In Millions)	2005		2004	2004		2003	2002
	(Unaudited)
Balances at beginning of period, net of reinsurance	$4,170.1		$1,833.0	$1,833.0		$1,797.2	$1,318.6

Business combinations and purchase adjustments	–		(14.0)	2,394.4		(20.6)	379.4

Subtotal	4,170.1		1,819.0	4,227.4		1,776.6	1,698.0

Incurred related to:
Current year [1]	16,987.5		6,847.3	15,452.6		12,374.2	9,887.9
Prior years (redundancies) [1,2]	(580.5)		(136.5)	(172.4)		(226.2)	(147.0)

Total incurred	16,407.0		6,710.8	15,280.2		12,148.0	9,740.9

Paid related to:
Current year [1]	13,169.1		5,251.5	12,556.3		10,598.3	8,316.6
Prior years [1]	3,141.6		1,442.0	2,781.2		1,493.3	1,325.1

Total paid	16,310.7		6,693.5	15,337.5		12,091.6	9,641.7

Balances at end of period, net of reinsurance	4,266.4		1,836.3	4,170.1		1,833.0	1,797.2
Reinsurance recoverables at end of period	36.5		12.1	31.9		8.7	2.8

Balances at end of period, gross of reinsurance recoverables	$4,302.9		$1,848.4	$4,202.0		$1,841.7	$1,800.0

Current year paid as a percent of current year incurred	77.5%		76.7%	81.3%	[3]	85.6%	84.1%

Prior year incurred redundancies in the current period as a percent of prior year incurred claims	3.8%	[4]	1.1%	1.4%		2.3% [5]	1.9%

[1]	For the six months ended June 30, 2005, incurred and paid claims for the former WellPoint Health Networks Inc. are included for the entire period. Incurred and paid claims for the former WellPoint Health Networks Inc. are not included for the six months ended June 30, 2004.

For the year ended December 31, 2004, incurred and paid claims for the former WellPoint Health Networks Inc. are only included for the month of December. Approximately 75% of the claims paid by the former WellPoint Health Networks Inc. during that month were incurred prior to December 1, 2004, and are classified within the “Paid related to prior years” line item for the year ended December 31, 2004.

[2]	Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated.

[3]	This ratio is impacted by having only one month of incurred and paid claims for the former WellPoint Health Networks Inc. in 2004. If the former WellPoint Health Networks Inc. had not been included in 2004, the ratio would have been approximately 87.3% for 2004 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[4]	This ratio is impacted by having only one month of incurred claims for the former WellPoint Health Networks Inc. in 2004. If the former WellPoint Health Networks Inc. had been included for the full year 2004, the ratio would have been approximately 1.9% for the six months ended June 30, 2005 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[5]	This ratio is impacted by having only five months of incurred claims related to the former Trigon Healthcare, Inc. in 2002. If the former Trigon Healthcare, Inc. had been included for the full year 2002, the ratio would have been approximately 2.0% for 2003 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

WellPoint, Inc.

Membership & Prescription Volume Summary - Comparable Basis

(Unaudited and in Thousands)

Medical Membership

		Comparable Basis (1)		Change from
	June 30, 2005 (2)	June 30, 2004 (3)	December 31, 2004 (3)	June 30, 2004	December 31, 2004
Customer Type
Large Group	13,220	12,721	13,073	3.9%	1.1%
Individual and Small Group (ISG)	5,276	5,024	5,199	5.0%	1.5%

National Accounts	3,478	3,250	3,212	7.0%	8.3%
BlueCard	4,000	3,525	3,463	13.5%	15.5%

Total National	7,478	6,775	6,675	10.4%	12.0%

Senior	1,065	1,047	1,059	1.7%	0.6%
State Sponsored	1,804	1,719	1,722	4.9%	4.8%

Total	28,843	27,286	27,728	5.7%	4.0%

Funding Arrangement
Self-Funded	14,148	12,949	13,039	9.3%	8.5%
Fully Insured	14,695	14,337	14,689	2.5%	–

Total	28,843	27,286	27,728	5.7%	4.0%

Regional Membership
Central (4)	10,997	10,432	10,565	5.4%	4.1%
West	9,123	8,386	8,655	8.8%	5.4%
Southeast	6,124	5,938	5,962	3.1%	2.7%
Northeast	2,599	2,530	2,546	2.7%	2.1%

Total	28,843	27,286	27,728	5.7%	4.0%

Specialty Metrics
PBM Prescription Volume (5)	84,437	80,483	88,620	4.9%	(4.7%	)
Behavioral Health Membership	12,528	11,148	11,753	12.4%	6.6%
Life and Disability Membership	5,797	5,092	5,306	13.8%	9.3%
Dental Membership	5,271	5,080	5,048	3.8%	4.4%
Vision Membership	789	704	773	12.1%	2.1%

(1)	“Comparable Basis” data for 2004 was calculated by adding historical data for the former WellPoint Health Networks Inc. to historical data for the former Anthem, Inc., and adjusting the combined totals to ensure a consistent approach for calculating membership and volume statistics and to eliminate overlapping BlueCard host membership.

(2)	Includes 177,000 self-funded members from the Lumenos acquisition that closed in the second quarter 2005.

(3)	Includes 75,000 fully insured members from Unity Health Plans. This membership was sold during the first quarter 2005 to a Wisconsin provider that exercised an option to reacquire the plan.

(4)	Includes our UniCare and HealthLink membership. Also includes Wisconsin which, at December 31, 2004, was presented as a separate region.

(5)	Represents quarterly PBM prescription volume.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

($ In Millions)					Comparable Basis (1)
	Three Months Ended June 30				Three Months Ended June 30
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$10,332.9	$4,150.9	149%		$9,554.8	$778.1	8%
Administrative fees	667.8	331.5	101%		618.6	49.2	8%
Other revenue	135.9	53.3	155%		126.1	9.8	8%

Total operating revenue	11,136.6	4,535.7	146%		10,299.5	837.1	8%

Expenses
Benefit expense	8,379.8	3,394.1	147%		7,747.6	632.2	8%
Selling, general and administrative expense
Selling expense	367.6	112.1	228%		335.5	32.1	10%
General and administrative expense	1,465.3	677.6	116%		1,360.4	104.9	8%

Total selling, general and administrative expense	1,832.9	789.7	132%		1,695.9	137.0	8%
Cost of drugs	71.1	18.1	293%		66.5	4.6	7%

Benefit expense as a percentage of premiums	81.1%	81.8%	(70)	bp	81.1%		–	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.5%	17.4%	(90)	bp	16.5%		–	bp

($ In Millions)					Comparable Basis (1)
	Six Months Ended June 30				Six Months Ended June 30
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$20,491.7	$8,239.6	149%		$18,896.8	$1,594.9	8%
Administrative fees	1,332.0	658.3	102%		1,233.7	98.3	8%
Other revenue	275.1	105.4	161%		248.1	27.0	11%

Total operating revenue	22,098.8	9,003.3	145%		20,378.6	1,720.2	8%

Expenses
Benefit expense	16,635.7	6,748.7	147%		15,277.8	1,357.9	9%
Selling, general and administrative expense
Selling expense	727.1	223.1	226%		663.6	63.5	10%
General and administrative expense	2,834.9	1,331.6	113%		2,755.0	79.9	3%

Total selling, general and administrative expense	3,562.0	1,554.7	129%		3,418.6	143.4	4%
Cost of drugs	144.7	37.9	282%		132.0	12.7	10%

Benefit expense as a percentage of premiums	81.2%	81.9%	(70)	bp	80.8%		40	bp
Selling, general and administrative expense as a percentage of total operating revenue	16.1%	17.3%	(120)	bp	16.8%		(70)	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation,” for a description of the calculations of this information, including reconciliations to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc.

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

($ In Millions)	Three Months Ended June 30				Comparable Basis (1) Three Months Ended June 30
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue (2)
Health Care Segment	$10,663.8	$4,386.9	143%		$9,816.9	$846.9	9%
Specialty Segment	695.9	275.9	152%		655.0	40.9	6%
Other Segment	(223.1)	(127.1)	76%		(172.4)	(50.7)	29%

Total Operating Revenue	11,136.6	4,535.7	146%		10,299.5	837.1	8%

Operating Gain (Loss) (2)
Health Care Segment	$785.6	$332.1	137%		$734.3	$51.3	7%
Specialty Segment	92.1	18.3	403%		84.3	7.8	9%
Other Segment	(24.9)	(16.6)	50%		(29.1)	4.2	(14%)

Operating Margin (3)
Health Care Segment	7.4%	7.6%	(20	) bp	7.5%		(10	) bp
Specialty Segment	13.2%	6.6%	660	bp	12.9%		30	bp

($ In Millions)	Six Months Ended June 30				Comparable Basis (1) Six Months Ended June 30
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue (2)
Health Care Segment	$21,140.2	$8,713.5	143%		$19,435.3	$1,704.9	9%
Specialty Segment	1,391.3	530.0	163%		1,276.0	115.3	9%
Other Segment	(432.7)	(240.2)	80%		(332.7)	(100.0)	30%

Total Operating Revenue	22,098.8	9,003.3	145%		20,378.6	1,720.2	8%

Operating Gain (Loss) (2)
Health Care Segment	$1,646.2	$654.7	151%		$1,459.2	$187.0	13%
Specialty Segment	183.8	35.4	419%		150.2	33.6	22%
Other Segment	(73.6)	(28.1)	162%		(59.2)	(14.4)	24%

Operating Margin (3)
Health Care Segment	7.8%	7.5%	30	bp	7.5%		30	bp
Specialty Segment	13.2%	6.7%	650	bp	11.8%		140	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation,” for a description of the calculations of this information, including reconciliations to the historical GAAP information of the former Anthem, Inc. and the former WellPoint Health Networks Inc.

(2)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

(3)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended June 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$4,150.4	$0.5	$4,150.9	$5,408.0	$(4.1)	$5,403.9	$9,554.8
Administrative fees	336.3	(4.8)	331.5	303.9	(16.8)	287.1	618.6
Other revenue	45.6	7.7	53.3	-	72.8	72.8	126.1

Total operating revenue	4,532.3	3.4	4,535.7	5,711.9	51.9	5,763.8	10,299.5
Net investment income	70.7	-	70.7	68.5	0.4	68.9	139.6
Net realized gains on investments	1.5	-	1.5	-	0.1	0.1	1.6

Total revenue	4,604.5	3.4	4,607.9	5,780.4	52.4	5,832.8	10,440.7

Expenses
Benefit expense	3,399.4	(5.3)	3,394.1	4,364.3	(10.8)	4,353.5	7,747.6
Selling, general and administrative expense
Selling expense	-	112.1	112.1	223.4	-	223.4	335.5
General and administrative expense	798.5	(120.9)	677.6	670.0	12.8	682.8	1,360.4

Total selling, general and administrative expense	798.5	(8.8)	789.7	893.4	12.8	906.2	1,695.9
Cost of drugs	-	18.1	18.1	-	48.4	48.4	66.5
Interest expense	32.2	-	32.2	13.0	-	13.0	45.2
Amortization of other intangible assets	11.2	-	11.2	-	11.8	11.8	23.0
Other expenses	-	-	-	9.8	(9.8)	-	-

Total pre-tax expense	4,241.3	4.0	4,245.3	5,280.5	52.4	5,332.9	9,578.2

Income before income taxes	363.2	(0.6)	362.6	499.9	-	499.9	862.5

Income taxes	124.8	(0.1)	124.7	200.0	-	200.0	324.7
Minority interest	0.5	(0.5)	-	-	-	-	-

Net income	$237.9	$-	$237.9	$299.9	$-	$299.9	$537.8

Benefit expense as a percentage of premiums	81.9%		81.8%	80.7%		80.6%	81.1%
Selling, general and administrative expense as a percentage of total operating revenue	17.6%		17.4%	15.6%		15.7%	16.5%

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the reclassified, historical, consolidated statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis Reconciliation

(Unaudited)

	Six Months Ended June 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Revenues
Premiums	$8,242.2	$(2.6)	$8,239.6	$10,664.3	$(7.1)	$10,657.2	$18,896.8
Administrative fees	666.7	(8.4)	658.3	610.1	(34.7)	575.4	1,233.7
Other revenue	91.3	14.1	105.4	-	142.7	142.7	248.1

Total operating revenue	9,000.2	3.1	9,003.3	11,274.4	100.9	11,375.3	20,378.6
Net investment income	143.9	-	143.9	152.1	(16.3)	135.8	279.7
Net realized gains on investments	34.5	-	34.5	-	16.7	16.7	51.2

Total revenue	9,178.6	3.1	9,181.7	11,426.5	101.3	11,527.8	20,709.5

Expenses
Benefit expense	6,759.3	(10.6)	6,748.7	8,551.7	(22.6)	8,529.1	15,277.8
Selling, general and administrative expense
Selling expense	-	223.1	223.1	440.5	-	440.5	663.6
General and administrative expense	1,576.6	(245.0)	1,331.6	1,395.7	27.7	1,423.4	2,755.0

Total selling, general and administrative expense	1,576.6	(21.9)	1,554.7	1,836.2	27.7	1,863.9	3,418.6
Cost of drugs	-	37.9	37.9	-	94.1	94.1	132.0
Interest expense	64.5	-	64.5	25.2	-	25.2	89.7
Amortization of other intangible assets	22.4	-	22.4	-	23.6	23.6	46.0
Other expenses	-	-	-	21.5	(21.5)	-	-

Total pre-tax expense	8,422.8	5.4	8,428.2	10,434.6	101.3	10,535.9	18,964.1

Income before income taxes	755.8	(2.3)	753.5	991.9	-	991.9	1,745.4

Income taxes	220.7	(0.7)	220.0	396.8	-	396.8	616.8
Minority interest	1.6	(1.6)	-	-	-	-	-

Net income	$533.5	$-	$533.5	$595.1	$-	$595.1	$1,128.6

Benefit expense as a percentage of premiums	82.0%		81.9%	80.2%		80.0%	80.8%
Selling, general and administrative expense as a percentage of total operating revenue	17.5%		17.3%	16.3%		16.4%	16.8%

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the reclassified, historical, consolidated statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis Reconciliation

(Unaudited)

	Three Months Ended June 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$4,391.6	$(4.7)	$4,386.9	$5,473.5	$(43.5)	$5,430.0	$9,816.9
Specialty	275.9	-	275.9	235.4	143.7	379.1	655.0
Other	(135.2)	8.1	(127.1)	3.0	(48.3)	(45.3)	(172.4)

Total operating revenue	4,532.3	3.4	4,535.7	5,711.9	51.9	5,763.8	10,299.5

Operating Gain (Loss) (4)
Health Care	331.8	0.3	332.1	405.5	(3.3)	402.2	734.3
Specialty	18.3	-	18.3	62.6	3.4	66.0	84.3
Other	(15.7)	(0.9)	(16.6)	(13.9)	1.4	(12.5)	(29.1)

	Six Months Ended June 30, 2004
($ In Millions)	ATH (1) As Reported	Reclassifications (2)	ATH (1) Reclassified	WHN (1) As Reported	Reclassifications (2)	WHN (1) Reclassified	WellPoint, Inc. Comparable Basis (3)
Operating Revenue (4)
Health Care	$8,725.6	$(12.1)	$8,713.5	$10,801.1	$(79.3)	$10,721.8	$19,435.3
Specialty	530.0	-	530.0	467.9	278.1	746.0	1,276.0
Other	(255.4)	15.2	(240.2)	5.4	(97.9)	(92.5)	(332.7)

Total operating revenue	9,000.2	3.1	9,003.3	11,274.4	100.9	11,375.3	20,378.6

Operating Gain (Loss) (4)
Health Care	655.3	(0.6)	654.7	809.2	(4.7)	804.5	1,459.2
Specialty	35.4	-	35.4	111.2	3.6	114.8	150.2
Other	(26.4)	(1.7)	(28.1)	(33.9)	2.8	(31.1)	(59.2)

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.

(2)	To reflect the reclassification of certain historical amounts to a consistent presentation format adopted by the combined organization.

(3)	The “Comparable Basis” information was calculated by adding the historical reportable segment information for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

(4)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics

(Unaudited)

Note: Below are reconciliations for the supplemental statistics listed in footnotes 3, 4 and 5 to the table entitled, “Reconciliation of Medical Claims Payable.” These supplemental statistics are not calculated in accordance with GAAP and are not intended to be alternatives to any measure or statistic calculated in accordance with GAAP. Rather, these supplemental statistics are intended to facilitate understanding of the effects that recent acquisitions have had on the reconciliation of medical claims payable.

Footnote 3:

Current year paid as a percent of current year incurred - year ended December 31, 2004

	Year Ended December 31, 2004
	As Reported	WHN (1)	Excluding WHN
Incurred related to:
Current year	$15,452.6	$1,509.8	$13,942.8

Paid related to:
Current year	$12,556.3	$385.5	$12,170.8

Current year paid as a percent of current year incurred	81.3%	–	87.3%

(1)	Incurred and paid claims for the month of December 2004 related to the former WellPoint Health Networks Inc.

Footnote 4:

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - six months ended June 30, 2005.

Six Months Ended June 30, 2005 - As Reported
Incurred related to prior years (redundancies)	$580.5

Year Ended December 31, 2004 - As Reported
Incurred related to current year	$15,452.6

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - As Reported	3.8%

Year Ended December 31, 2004 - Comparable (2)
Incurred related to current year	$31,282.2

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - Comparable	1.9%

(2)	Comparable benefit expense assuming the former WellPoint Health Networks Inc. had been owned for the entire year ended December 31, 2004.

Footnote 5:

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - year ended December 31, 2003.

Year Ended December 31, 2003 - As Reported
Incurred related to prior years (redundancies)	$226.2

Year Ended December 31, 2002 - As Reported
Incurred related to current year	$9,887.9

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - As Reported	2.3%

Year Ended December 31, 2002 - Comparable (3)
Incurred related to current year	$11,107.2

Prior year incurred redundancies in the current period as a percent of prior year incurred claims - Comparable	2.0%

(3)	Comparable benefit expense assuming the former Trigon Healthcare Inc. had been owned for the entire year ended December 31, 2002.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, Inc., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint, Inc. (formerly named Anthem, Inc.) (“WellPoint”) and WellPoint Health Networks Inc. (“WellPoint Health”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Reports on Form 10-Q for the reporting periods of 2005.

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